SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Severance Agreement and General Release of Claims (hereinafter “Agreement”) is made and entered into between a.k.a. Brands, Inc. (“a.k.a. Brands” or “Employer”) and Jonathan Harvey (“Employee”) (hereinafter Employer and Employee are collectively referred to as “the Parties”), and is made in light of the following:

RECITALS

1.Employee was employed by Employer as an at-will employee from June 3, 2019, to January 31, 2022. Employee resigned from his/her employment at Employer effective January 31, 2022 (the “Separation Date”). Except as otherwise set forth in this Agreement, the Separation Date is the last date of employment for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer, including coverage under any benefit plans or programs sponsored by the Employer, as of the Separation Date.

2.The Parties have now agreed to settle any and all disputes, now in existence or arising in the future, between Employer and Employee regarding the employment and Employee’s separation.

3.Employee’s health benefits, if any, shall cease on the last day of January (i.e., January 31, 2022) subject to the Employee’s right to continue his/her health insurance under COBRA and the provisions of the American Recovery and Reinvestment Act of 2009. Employee’s participation in all benefits and incidents of employment ceased as of the Separation Date.

4.Employee acknowledges that Employer denies that Employee has any claims which may be asserted against it, but that Employer desires to avoid incurring any costs and expenses related to any possible claims, and desires to compensate Employee as the sole means of settlement by providing the severance benefits set forth herein. Therefore, Employee makes this Agreement expressly recognizing that the making of this Agreement does not in any way constitute an admission of wrongdoing or liability on the part of Employer.

AGREEMENT
5.In consideration of this Agreement, Employer agrees that Employee shall receive severance pay of $122,975.06 which is the equivalent of six months of pay and the Employee cost of COBRA insurance coverage for six months which is the equivalent to $3,659.34. Employee shall be responsible for completing all forms and submitting all payments necessary to ensure COBRA insurance coverage. Provided this Agreement is not revoked pursuant to Paragraph 21, payment shall be made in one lump sum payable within twenty-one (21) days following Employer’s receipt of this Agreement signed by Employee. This amount shall be treated as wages, with customary and ordinary withholdings pursuant to a W-2 to be issued by Employer.

6.On June 3, 2019 (the “Grant Date”), Excelerate, L.P. (“Holdings”) issued and sold to you 329,514 Incentive Units (the “Incentive Units”) pursuant to that certain Incentive Equity Agreement, by and between you and Holdings, dated as of the Grant Date (the “Incentive Equity

Agreement”). Initially capitalized terms used but not otherwise defined in this paragraph 6 shall have the meaning ascribed to such terms in the Incentive Equity Agreement.

Vesting of the Incentive Units will cease as of the Separation Date. On the Separation Date, 159,921.4 of the Incentive Units will be vested (the “Vested Units”) and the remaining 169,592.6 will be unvested (the “Unvested Units”). Pursuant to this Agreement and the Incentive Equity Agreement, all Unvested Units shall automatically be forfeited and cease to be outstanding as of the Separation Date, without any payment therefor.

7.Pursuant to the Employee’s Employment Agreement, Employer agrees that Employee shall receive a 2021 Incentive Bonus in an amount equal to $81,655.44, which amount has been reviewed and approved by the Compensation Committee. The 2021 Incentive Bonus shall be payable within twenty-one (21) days following Employer’s receipt of this Agreement signed by Employee.

8.Employee acknowledges that Employee would not otherwise be entitled to consideration in the full amount set forth, with the exception of the payment of Employee’s 2021 Incentive Bonus, above were it not for Employee’s covenants, promises, and releases set forth hereunder. Employee acknowledges and agrees that he/she has reported to Employer all hours worked and all business expenses entitled to reimbursement. Employee further acknowledges and agrees that Employee has received his/her final paycheck and that upon receiving the Severance Payment, and Incentive Bonus that Employee will have received all wages and other compensation or remuneration of any kind due or owed from Employer, but not limited to all wages, overtime, or other wage premiums, expense reimbursements, bonuses, advances, vacation pay, severance pay, and any other incentive-based compensation or benefits to which Employee was or may become entitled or eligible.

9.Employee agrees that he/she has reported all known or suspected workers’ compensation injuries as of the date of his/her execution of this Agreement.

10.Employee agrees to keep the terms of this Agreement confidential and not to disclose the terms of this Agreement including the amount paid to any other person, entity, or organization except as necessary for the enforcement or compliance with this Agreement. Notwithstanding the foregoing, Employee may communicate the terms of this Agreement if compelled by subpoena or as otherwise required by law. Employee may also communicate the terms of this Agreement to his/her spouse or registered domestic partner (common law or legal), legal counsel, tax advisors, accountants, and as reasonably necessary for purposes of credit, housing, education, immigration, and governmental tax authorities. Employee understands it is his/her responsibility to advise those to whom he/she discloses the confidentiality provisions of this Agreement and secures their agreement not to communicate, discuss, disclose, disseminate, or publish the terms and conditions of this Agreement, except as allowed hereby. Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe is unlawful. This Section does not in any way restrict or impede Employee from exercising rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to General Counsel (or his/her successor) at 100 Montgomery Street, Suite 1600 San Francisco, CA 94104.

11.Employee agrees that all employment reference checks initiated by Employee or at Employee’s request will be directed to Sonny Bains, Human Resources (or his/her successor), who will state only Employee’s dates of employment and position(s) held.

12.Employee agrees not to seek future employment with Employer. or any of its subsidiaries, divisions, affiliates, companies, or businesses subsequently acquired by Employer. Employer is entitled to reject without cause any application for employment with Employer or any related entities made by Employee, and is entitled to immediately discharge Employee should it be discovered by Employer or any related entities that Employee has obtained such employment.

13.Employee hereby (i) affirms his obligations under the following arrangements (collectively, the “Restrictive Covenants”): (A) Section 7 of that certain Employment Agreement, dated June 1, 2019, by and between Excelerate US, Inc. and Employee (the “Restrictive Covenants”) and (B) Section 6 of the Incentive Equity Agreement, and (ii) understands, acknowledges and agrees that the Restrictive Covenants will survive his termination of employment with Employer and remain in full force and effect in accordance with all of the terms and conditions thereof.

14.The Parties agree that certain matters in which the Employee has been involved during the Employee's employment may need the Employee's cooperation with the Employer in the future. Accordingly, for a period of six (6) months after the Separation Date, to the extent reasonably requested by the Employer, the Employee shall cooperate with the Employer regarding matters arising out of or related to the Employee's service to the Employer, provided that the Employer shall make reasonable efforts to minimize disruption of the Employee's other activities. The Employer shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation and, the Employer shall compensate the Employee at a rate equal to or greater than his former compensation for his/her time with the exception of providing testimony and/or preparing to testify.

15.Employee understands and acknowledges that during the course of employment with the Employer, the Employee has had access to and learned about confidential, secret protected, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Employer and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee may cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; and (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to General Counsel (or his/her successor) at 100 Montgomery Street, Suite 1600, San Francisco, CA 94104.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, know-how, trade secrets, vendor information, financial information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, customer and client lists, potential customer and client lists. Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Nothing in this agreement or this Section 12 prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe is unlawful.

16.Employee acknowledges and agrees that as of the Separation Date that he/she has returned all Employer property, including uniforms, safety equipment, identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, electronic passwords, physical files, and any other Employer property in the Employee’s possession. Employee further acknowledges and agrees that he/she will permanently delete any digital Employer property such as files, passwords, or e-mails that may be stored on any personal device. Should any question arise as to any Employer property stored on any digital device, Employee agrees to provide a forensic image of said digital device at his/her own expense within five days of the request from the Employer.

17.Employee, on behalf of him/herself, his/her relatives, heirs, estate, executors, administrators, successors and assigns, fully releases and discharges Employer and Employer’s current and/or former board members, officers, directors, partners, shareholders, employees, independent contractors, representatives agents or attorneys, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries parents, subsidiaries, divisions or affiliated organizations or corporations (and its current and/or former board members, officers, directors, partners, shareholders, employees, independent contractors, representatives agents or attorneys, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries) whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns (collectively, the “Released Parties”) to the full extent permitted by law from all actions, causes of action, claims, judgments, obligations, damages, and liabilities of whatsoever kind and character, including but not limited to, any actions, causes of action, claims, judgments, obligations, damages, or liabilities relating to his employment with and separation from Employer, including, but not limited to, those arising out of any claims for violation of any alleged contract, express or implied; any covenant of good faith and fair dealing, whether express or implied; any tort; any administrative remedy; any federal, state, or local law, statute or regulation based on or related to the Americans with Disabilities Act (42 U.S.C. §§ 12101-12213), WARN and Cal-WARN, Occupational Safety and Health Act (“OSHA”) and Cal-OSHA, the Families First Coronavirus Act any state or local sick leave or coronavirus rules, regulations, or ordinances, California state and locally mandated sick leave, the California Consumer Privacy Act (“CCPA”) the Family Medical Leave Act (29 U.S. C. 2601-2654), the California Family Rights Act (Gov. Code §§ 12945.1-12945.2), the Age Discrimination in Employment Act (29 U.S.C. §§ 621-634), Title VII of Civil Rights of 1964 (42 U.S.C. §§ 200-2000 (e)-1-17), the Civil Rights Act of 1991, the California Family Rights Act (Gov. Code §§ 12900-12996), the California Bane Act, the California Ralph Act, the Fair Labor Standards Act of 1938 (29 U.S.C. §§ 201, et seq.(to the extent claims under the FLSA can be released), the California Fair Employment and Housing Act (Gov. Code §§ 12900, et seq.), the California Unruh Civil Rights Act (Civ. Code § 51, et seq.) California’s Industrial Welfare Commission Wage Orders, or the California Labor Code (including but not limited to claims under Lab. Code §§132a, 4553, 201 – 204, 210. 216, 221, 223, 226, 226.8, 246, 510, 512, 558, 558.1, 1102.5 1174, 1174.5, 1194, 1199, 2810.5, 1400 – 1408, and/or 2698 – 2699.5), except for workers’ compensation benefits or unemployment insurance benefits.

The Parties acknowledge and agree that Employee will be paid a 2021 Incentive Bonus pursuant to the terms of the Employee’s Employment Agreement. This release is intended to cover and release any and all claims and disputes as to the amount of the Incentive Bonus paid to Employee, which the Parties acknowledge is determined and approved at the sole discretion of the Compensation Committee. The Parties acknowledge and agree that if there is any good faith dispute with respect to any wage and hour claims, that the consideration set forth above includes a good faith, reasonable compromise and settlement regarding any such claims and that any such claims are released herein.

Further, Employee represents and warrants that Employee has not filed any lawsuits, complaints, charges, or grievances against Employer and/or its current and/or former board members, officers, directors, partners, shareholders, employees, independent contractors, representatives agents or attorneys, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries with any court or government agency arising out of Employee’s employment with and separation from Employer except for workers’ compensation or unemployment insurance benefits, or as otherwise required by law. Further, Employee agrees that under this Agreement, Employee waives any claim for damages incurred at any time after the date of this Agreement because of alleged continuing effects of any alleged unlawful acts or omissions involving the employment with and separation from Employer, any right to sue for injunctive relief against the alleged continuing effects of alleged acts or omissions.

18.In consideration of the promises of Employer contained in this Agreement, Employee agrees that by signing this Agreement Employee represents that he/she has not filed any grievance, claim, or complaint of any kind against Employer from his/her employment and separation, except as may be necessary to enforce the terms of this Agreement, or for workers’ compensation or unemployment insurance benefits or as otherwise required or permitted by law. The preceding notwithstanding, nothing in this Severance Agreement prohibits or prevents Employee from filing a charge with or participating, testifying or assisting in any investigation, hearing whistleblower action or other proceeding before any federal, state or local government agency (e.g., EEOC, DFEH, NLRB, SEC, etc.), nor does anything in this Severance Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

19.If any claim is not subject to release, to the extent permitted by law, Employee acknowledges and agrees that by virtue of this settlement he/she is no longer an aggrieved party and waives any right to participate in any representative action based on such a claim in which Employer, including any and all parent corporation, affiliates, subsidiaries, managers, divisions, predecessors, insurers, successors and assigns, and each of their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, fiduciaries and insurers of such plans and programs, is a party.

20.A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the general release contained in Paragraph 14 above. Besides waiving and releasing the claims above, Employee represents and warrants that he/she has not filed, and agrees that he/she will not file, or cause to be filed, any letter with the Labor Workforce Development Agency (“LWDA”), judicial complaint or lawsuit involving any claims released in this Agreement or any claims seeking any civil penalties on behalf of herself or any third party including but not limited to the State of California, and agrees to withdraw any LWDA letters, judicial complaints or lawsuits that have filed, prior to the Effective Date of this Agreement. Notwithstanding this Covenant Not to Sue, the Parties may bring a claim against the other party to enforce the terms of this Agreement.

21.Employee further agrees not to initiate, encourage, cause, direct, assist, support or counsel other individual(s) including but not limited to Employer’s current or former employees to file any lawsuit, charge, complaint, claim, petition, or accusatory pleading against Employer except as may be required pursuant to a lawfully served subpoena.

22.Employee expressly warrants that he/she has not transferred to any other person or entity any of the rights or causes of action released in this Agreement, whether as part of the general release contained in Paragraph 14 above or otherwise.

23.Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, and waives all rights under California Civil Code Section 1542, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Initials _________

Thus, notwithstanding the provisions of Section 1542, and to implement a full and complete release and discharge of the Released Parties, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of executing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. Employee warrants Employee has read this Agreement, including this waiver of California Civil Code Section 1542, and that Employee has consulted with or had the opportunity to consult with counsel of Employee’s choosing about this Agreement and specifically about the waiver of Section 1542, and that Employee understands this Agreement and the Section 1542 waiver, and so Employee freely and knowingly enters into this Agreement. Employee further acknowledges that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee expressly assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies released or described in this Agreement or with regard to any facts now unknown to Employee relating thereto.

24.Employee acknowledges that Employee already has attained the age of 40 and understands that this is a full release of all existing claims whether currently known or unknown including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”).

Employee further acknowledges that Employee has been advised to consult with an attorney of Employee’s own choosing before signing this Agreement, in which Employee waives important rights, including those under the ADEA.

By executing this Agreement, Employee also acknowledges that Employee has been afforded at least twenty-one (21) calendar days to consider the meaning and effect of this Agreement and to discuss the contents and meaning of this Agreement, as well as the alternatives to signing this Agreement, with an attorney of Employee’s choosing, and has taken advantage of that opportunity to the extent Employee wished to do so. Employee agrees that the 21-day consideration period began on the date this Agreement first was delivered to Employee and that if Employer changes any of the terms of the offer contained in this Agreement (whether the changes are material or not), the 21-day consideration period shall not be restarted but shall continue without interruption.

Employee understands that the releases contained in this Agreement do not extend to any rights or claims that Employee has under the ADEA that first arise after execution of this Agreement.

If Employee signs this Agreement before the 21-day consideration period expires, the 7-day revocation period (described below) immediately shall begin. If Employee signs this Agreement before the 21-day consideration period expires, Employee agrees that Employee knowingly and voluntarily has accepted the shortening of the 21-day consideration period and that Employer has not promised Employee anything or made any representations that are not contained in this Separation Agreement. In addition, if Employee signs this Agreement before the 21-day consideration period expires, Employee acknowledges and affirms that the Company has not threatened to withdraw or alter the offer contained in this Agreement prior to the expiration of the 21-day consideration period.

Employee may revoke this Agreement for a period of seven (7) calendar days following the date Employee executes this Agreement. Any revocation during this period must be submitted in writing and state, “I hereby revoke my acceptance of our Confidential Severance Agreement.” The revocation must be delivered to General Counsel (or his/her successor) at 100 Montgomery Street, Suite 1600, San Francisco, CA 94104, and postmarked within seven (7) calendar days after Employee’s execution of this Agreement. If the last day of the revocation period falls on a Sunday or legal holiday in the state of California, then the revocation period shall not expire until the next following day which is not a Sunday or legal holiday in the state of California. Employee’s revocation call be effective if and only if it is delivered within the 7-day revocation period by one or more of the following means: (i) by registered United States mail or (ii) by overnight courier. The foregoing notwithstanding, this Agreement shall not become effective and enforceable until the 7-day revocation period has expired.

25.Employee represents and acknowledges that in executing this Agreement, Employee did not rely and has not relied upon any representation or statement not set forth herein made by or on behalf of Employer, and that this Agreement sets forth the entire agreement between the Parties.

26.Employee represents and agrees that Employee has been advised to discuss this Agreement with an attorney, and that Employee has carefully read and fully understands all of the provision of the Agreement, that Employee is voluntarily entering into this Agreement, and that Employee has the capacity to enter into this Agreement.

27.The Parties agree that should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

28.This Agreement sets for the entire Agreement between the Parties and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

29.This Agreement is made and entered into in the State of California and shall in all respects be interpreted and enforced and governed by and under the law of the State of California.

30.In addition to remedies allowed by law, in the event legal action is required to enforce this Agreement, the prevailing party shall be entitled to all costs expended including reasonable attorney’s fees.

31.This Agreement may be executed in any number of counterparts. Any such counterpart when executed shall constitute an original of the Agreement and all such counterparts together shall constitute one and the same agreement.

PRIOR TO EXECUTION OF THIS SETTLEMENT AGREEMENT, EMPLOYEE FURTHER UNDERSTANDS AND ACKNOWLEDGES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SETTLEMENT AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE REPRESENTS THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS ITS CONTENTS AND FULLY UNDERSTANDS IT; THAT HE/SHE HAS HAD AT LEAST 5 BUSINESS DAYS FROM THE TIME HE/SHE WAS PRESENTED THIS AGREEMENT TO CONSULT WITH AN ATTORNEY AND HAVE IT FULLY EXPLAINED TO HIM/HER BY AN ATTORNEY OF HIS/HER CHOICE AND HAS EITHER DISCUSSED THIS AGREEMENT WITH AN ATTORNEY OR HAS VOLUNTARILY CHOSEN TO SIGN IT WITHOUT CONSULTING AN ATTORNEY; THAT HE/SHE HAS HAD THE OPPORTUNITY TO HAVE IT FULLY EXPLAINED TO HIM/HER IN HIS/HER PREFERRED LANGUAGE; THAT HE/SHE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO HIM/HER TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE; AND THAT HE/SHE IS SIGNING IT VOLUNTARILY. EMPLOYEE MAY SIGN THE AGREEMENT PRIOR TO THE 5 BUSINESS DAYS FROM BEING PRESENTED THE AGREEMENT AS PROVIDED BY GOVERNMENT CODE SECTION 12964.5 OR THE 21 CALENDAR DAYS PROVIDED FOR BY THE ADEA. THESE TIME PERIODS RUN CONCURRENTLY. IF EMPLOYEE SIGNS THE AGREEMENT PRIOR TO THE EXPIRATION OF EITHER 5 BUSINESS DAYS AND/OR 21 CALENDAR DAYS FROM BEING PRESENTED THE AGREEMENT, EMPLOYEE REPRESENTS THAT HE/SHE DID SO KNOWINGLY AND VOLUNTARILY AND WAS NOT INDUCED BY EMPLOYER THROUGH FRAUD, MISREPRESENTATION, AND/OR A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE CONSULTATION PERIOD, OR BY PROVIDING DIFFERENT TERMS FOR SIGNING EARLIER THAN THE EXPIRATION OF THE 5 BUSINESS DAY CONSULTATION PERIOD AND/OR 21-DAY REVIEW PERIOD.

Employee

Dated: _____________________ _________________________________________

Address: 6001 Carlton Way #208
Los Angeles, CA 90028

Employer

Dated: _____________________ _________________________________________

Its: ______________________________________